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                                  EXHIBIT 99.1

FOR IMMEDIATE RELEASE


                MIGRATEC, INC. HIRES NEW CHIEF FINANCIAL OFFICER

DALLAS, TEXAS - March 9, 2000 - MigraTEC, Inc., the Dallas-based developer and marketer of leading-edge software tools, announced today that it has hired Mr. Ulrich Brechbuhl as its Chief Financial Officer. Mr. Brechbuhl joins MigraTEC from Thayer Aerospace, L.L.C., a Wichita, Kansas-based company with annual revenues of $65 million. Mr. Brechbuhl is a founding partner of Thayer and has served as its Chief Financial Officer since October 1997. While at Thayer, Mr. Brechbuhl oversaw the completion of five acquisitions, raised over $90 million of capital and was responsible for establishing and maintaining strategic customer relationships.

     Prior to joining Thayer, Mr. Brechbuhl worked as a consultant and manager with Bain & Company, Inc. in Dallas, Texas for four years. While at Bain, Mr. Brechbuhl led consulting teams for major companies in a variety of industries to develop growth strategies, value business opportunities, reengineer processes and enhance profits.

     Mr. Brechbuhl earned a Bachelor of Science degree in engineering and graduated with highest distinction from the United States Military Academy, West Point, New York. He earned a Master's degree from the Harvard Graduate School of Business Administration.

     "We are very pleased to welcome Ulrich Brechbuhl to the company. He will be a tremendous asset to our senior management," said Curtis Overstreet, President and Chief Executive Officer of MigraTEC.

MORE ABOUT MIGRATEC

     Based in Dallas, Texas, MigraTEC, Inc. develops and markets leading-edge software tools and technology solutions to its business partners and customers. MigraTEC's technology automates upgrades of software applications, including 32 to 64-bit, and migrations to advanced operating systems, thereby saving customers significant time and money. MigraTEC, Inc. is publicly traded on the OTC Bulletin Board under the symbol "MIGR."

     For more information, contact MigraTEC, Inc. at 12801 Stemmons Freeway, Suite 701, Dallas, Texas, 75234; telephone (972) 969-0300; fax (972) 969-0371;
web address www.migratec.com.

     The statements contained in this release that are not purely historical are forward-looking statements that may involve risks and uncertainties. The Company's actual results may differ significantly from the results contained in the forward-looking statements. These risk factors are discussed in the Company's filings on Forms 8-K, 10-QSB and 10-KSB.



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